Exhibit 10.1

COLLATERAL ACCEPTANCE AGREEMENT

Effective as of December 31, 2023

TABLE OF CONTENTS

Page

ARTICLE 1 PRELIMINARY MATTERS	1
1.1 Definitions	1
1.2 Construction	7
1.3 Guarantee	7
1.4 Debt Confirmation	8

ARTICLE 2 ACCEPTANCE OF COLLATERAL	8
2.1 Accepted Collateral	8
2.2 Continuing Debt	8
2.3 Taxes	8
2.4 Deliveries	9
2.5 Further Assurances	10
2.6 Post-Acceptance Cooperation	10

ARTICLE 3 REPRESENTATIONS AND WARRANTIES	11
3.1 AIAI and AFHI	11
3.2 SRMI	18

ARTICLE 4 TAX MATTERS	20
4.1 Tax Indemnifications	20
4.2 Tax Refunds	20
4.3 Pre-Acceptance Period Returns and Payments	20
4.4 Tax Cooperation	21
4.5 Tax Audits	21

ARTICLE 5 INDEMNIFICATION, ETC.	21
5.1 Survival of Warranties	21
5.2 AIAI’s Indemnification	22
5.3 SRMI’s Indemnification	22
5.4 Defense of Claims	22
5.5 Limitations on Remedies	23
5.6 General	23
5.7 Exclusive Remedies	23

ARTICLE 6 MISCELLANEOUS	24
6.1 Administrative Agent	24
6.2 Expenses	24
6.3 Confidentiality; Press Releases	24
6.4 Notices	24
6.5 Assignment	25
6.6 Entire Agreement	25
6.7 Binding Agreement	25
6.8 Third Parties	25
6.9 Captions	25
6.10 Choice of Law	25
6.11 Dispute Resolution	25
6.12 Waiver	26
6.13 Counterparts	26
6.14 Severability	26

Exhibit A	Specified Debt Information
Exhibit B	Joinder to Pledge and Security Agreement
Exhibit C	Substitute Stock Power and UCC-1 Financing Statement

- ii -

COLLATERAL ACCEPTANCE AGREEMENT
ANCHOR GROUP MANAGEMENT, INC.
UBI HOLDINGS, INC.

Collateral Acceptance Agreement, effective as of December 31, 2023, by and among American Insurance Acquisition Inc., a Delaware corporation (“AIAI”), Atlas Financial Holdings, Inc., a Cayman Islands exempted company limited by shares (“AFHI”), and STAT Risk Management, Inc., a Delaware corporation (“SRMI”), and Sheridan Road Partners, LLC, a Delaware limited liability company solely in its capacity as Administrative Agent under the Credit Documents, as hereinafter defined (the “Administrative Agent”).

The parties, acting pursuant to Section 9-620 of the Uniform Commercial Code of the State of New York, hereby agree as follows:

ARTICLE 1
PRELIMINARY MATTERS

1.1 Definitions. As used herein, the following terms shall have the following meanings (terms defined in the singular to have the same meanings when used in the plural and vice versa):

“Accepted Collateral” means the shares of AGMI Stock and UBI Holdings Stock conveyed to, and accepted by, SRMI pursuant to Section 2.1.

“Acquired Companies” means, collectively AGMI, UBI Holdings, optOn Digital IP Inc., a Delaware corporation, and optOn Insurance Agency Inc., a Delaware corporation.

“Administrative Violation” means a violation in any material respect of any ordinance, rule or regulation of any Governmental Authority.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“AGMI” means Anchor Group Management Inc., a New York corporation.

“AGMI Closing Balance Sheet” means the unaudited balance sheet, dated as of December 31, 2023, of AGMI attached hereto as Schedule 1.1(a)

“AGMI Stock” means the authorized capital stock of AGMI.

“AGMI Stock Power” means the stock power, duly endorsed for transfer, covering all of the issued and outstanding shares of AGMI Stock delivered to, and held by, the Administrative Agent pursuant to the Pledge and Security Agreement.

“Applicable Law” means any law, regulation, consent, regulatory requirement, judgment, order or direction or any other act of any Governmental Authority of any jurisdiction with which the Company, its subsidiaries or (as the context may require) any party to this Collateral Acceptance Agreement is required to comply or to which its assets, properties and business may be subject.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Business Day” means any day on which the Federal Reserve Bank of New York is open.

“Businesses” means, collectively, the MGA Business and the optOn Business.

“Claims” means any and all “claims” (used in its broadest sense, as contemplated by and defined in Section 101(5) of the Bankruptcy Code, but without regard to whether such claim would be disallowed under the Bankruptcy Code).

“Closing Balance Sheets” means, collectively, the AGMI Closing Balance Sheet and the UBI Holdings Closing Balance Sheet.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth at Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Continuing Debt” means any Demand Debt or Term Debt not included in the Specified Debt.

“Continuing Lenders” means the holders of Continuing Debt and their respective successors and assigns.

“Continuing Obligations” means all obligations of every nature of each Credit Party, in respect of the Continuing Debt, including obligations from time to time owed to the Administrative Agent, the Continuing Lenders or any of them under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to a Credit Party, would have accrued on any Continuing Obligation, whether or not a Claim is allowed against the Credit Party for that interest in the related bankruptcy proceeding).

“Continuing Subsidiaries” means all, direct and indirect current and future Subsidiaries of AFHI other than the Acquired Companies.

“Credit Documents” means the Credit Documents as defined in the Term Credit Agreement.

“Credit Parties” means AFHI and those of its Subsidiaries designated as Credit Parties in the Term Credit Agreement.

“Discharged Credit Parties” means the Credit Parties other than the Acquired Companies.

“Demand Debt” means the joint and several Indebtedness of AFHI and the other Credit Parties evidenced by demand notes in the principal amounts, and originally payable to the parties, indicated on Exhibit A.

“Dollars” and “$” mean lawful money of the United States of America.

“Effective Time” means 11:59 PM Eastern Time on the date of this Collateral Acceptance Agreement.

“Employee” means any current employee, officer, independent contractor, agent or consultant working for any of the Acquired Companies.

“Employee Agreement” means any management, employment, severance or consulting agreement or contract between the Company and any Employee in effect on the Closing Date.

“Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, proposed or final, funded or unfunded and whether or not legally binding, including each employee benefit plan within the meaning of Section 3(3) of ERISA.

“Equity Interest” means an interest in a Person represented by an equity Security issued by that Person.

“Equity Transactions” means, collectively, (a) the issuance, acquisition or disposition (including by way of redemption or repurchase) of any equity Security; (b) the issuance, acquisition or disposition (including by way of redemption or repurchase) of scrip, warrants, options, rights, agreements or other instruments (including, without limitation, convertible debt instruments) pursuant to which any Person has the right to acquire (from whatever source) any equity Security; and (c) the execution, delivery or performance of any agreement providing for any of the activities listed in (a) or (b) above.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.

“Governmental Approval” means any consent, authorization, license, order or approval of, filing or registration with, or notice to, any Governmental Authority

“Governmental Authority” means any multi-national, national, regional, federal, provincial, Cayman Island, state, municipal or local governmental authority, agency or court.

“Indebtedness” means, with respect to any Person (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with US GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (1) due more than six months from the date of incurrence of the obligation in respect thereof or (2) evidenced by a note or similar written instrument, (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (f) any guaranty of any of the foregoing.

“Indemnified Party” means a Person seeking indemnification pursuant to the relevant provisions of Article 5.

“Indemnifying Party” means the Person from whom an Indemnified Party is seeking indemnification pursuant to the relevant provisions of Article 5.

“Intellectual Property” means patents and applications for patent (including all reissues, divisions, continuations, continuations in part and extensions thereof), registrations of trademarks, other marks, logos and slogans and applications therefor, registrations of trade names, company names, labels or other trade rights and applications therefor, registered user entries, copyrights, copyright registrations and applications for copyright, and inventions, trademarks and other marks, trade dress, product designs, packaging designs and other design rights including web site design rights, computer software rights, database rights, domain names, uniform resource locators (url’s), trade names, company names, labels, slogans, promotional material and other trade rights, whether or not registered or the subject of applications therefor.

“IT Systems” means all computer systems, programs, networks, software and hardware used to process, store, maintain and operate data, information and functions used in connection with the Businesses.

“Know-how” means trade secrets, know-how (including, without limitation, product know-how and use and application know-how), processes, specifications, quality control procedures, manufacturing, engineering and other drawings, computer databases and software, telephone numbers, facsimile numbers, technology and all other information and intangibles, including, without limitation, technical information, safety information (including material safety data sheets), engineering data and design and engineering specifications, research records, market surveys, marketing plans, product development plans and all customer and supplier lists and similar data.

“Knowledge” means the actual knowledge of AIAI’s or AFHI’s corporate officers.

“Leases” means leases and subleases, licenses, easements, grants, and other appurtenant rights and similar instruments under which a party has the right to use real or personal property or rights of way.

“Lien” means any lien, mortgage, pledge, assignment, security interest, hypothecation, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Losses” means damages (other than special, consequential or punitive damages), deficiencies, losses, liabilities, costs and expenses (all to be determined net of Tax benefits or detriments, insurance recoveries, if any, and any other matters which effectively offset any of the foregoing).

“Material Adverse Effect” means any material adverse effect upon (a) with respect to each Transaction Party, its ability to perform its obligations under this Collateral Acceptance Agreement, (b) with respect to AIAI, its ability to transfer the Accepted Collateral to SRMI, (c) with respect to AGMI, its business, assets, liabilities, financial condition and results of operations, taken as a whole, and (d) with respect to UBI Holdings and its Subsidiaries, their business, assets, liabilities, financial condition and results of operations, taken as a whole.

“Material Agreement” means material leases, consents, permits, instruments and agreements to which any of the Acquired Companies is a party.

“MGA Business” means the managing general agency business conducted by AGMI.

“optOn Business” means the development and exploitation of the optOn insuretech platform, which is intended to provide micro-duration commercial automobile insurance for gig-economy drivers via a proprietary mobile app-based ecosystem.

“Organization Documents” means, as to any Person that is not a natural person, any documents filed (whether or not required to be filed) with any Governmental Authority in order to establish its existence as an entity and any by-laws, regulations, operating agreements, trust declarations or similar documents providing for the governance of that Person.

“Permits” means permits, certificates, licenses, approvals and other authorizations issued by Governmental Authorities.

“Permitted Liens” means the Liens described in Section 6.11(c) of the Term Credit Agreement.

“Person” means an individual, a corporation, a partnership, an unincorporated organization, an association, a limited liability company, a joint venture, a trust or other similar organization, a government or any political subdivision thereof, or any other legal entity.

“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of September 1, 2021, as amended and supplemented to the date hereof, among the Credit Parties, as Grantors and the Administrative Agent.

“Post-Acceptance Period” any period (regardless of length) occurring from and after the Effective Time.

“Pre-Acceptance Period” means any period (regardless of length) occurring prior to the Effective Time.

“Pre-Acceptance Period Tax Return” means any Tax Return prepared in respect of a Pre-Acceptance Period.

“Pre-Acceptance Records” means all books and records with respect to Pre-Acceptance Periods (including personnel records and all Tax Returns, Tax work papers and other information relating to Taxes) of, or relating to, any of the Acquired Companies, the MGA Business or the optOn Business.

“Responsible Officer” with respect to any Person that is a business entity, the chief executive officer, the president, the chief financial officer, any vice president, the treasurer or any assistant treasurer, or the secretary or any assistant secretary of that Person.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Specified Claims” means the Claims of SRMI against AFHI or any of its Subsidiaries, directly or indirectly, arising under, pursuant to, or in connection with the Specified Debt, including Claims arising under or pursuant to the Term Credit Agreement, the Pledge and Security Agreement and the other Loan Documents, as defined in the Term Credit Agreement and the Demand Notes evidencing the Demand Debt.

“Specified Debt” means the Demand Debt and Term Debt currently held by SRMI as indicated on Exhibit A including any PIK Interest and all accrued and unpaid interest thereon through the date of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation or other entity, whether now existing or hereafter organized or acquired, of which a majority of the Equity Interests having ordinary voting power for the election of directors or other persons performing similar functions are at the time owned by such Person or one or more Subsidiaries of such Person.

“Taxes” means all federal, state, county, local, foreign and other taxes (including income, property, withholding, excise, sales, use, gross receipts, franchise, consumption, employment and payroll related taxes), whether or not measured in whole or in part by net income, and including related interest, penalties and additions to tax.

“Tax Returns” means all returns (whether federal, state, local or otherwise), reports and other similar statements (including elections, claims for refunds or credits, declarations, disclosures, schedules, estimates, information returns and extensions) required to be supplied to a Tax authority relating to Taxes and any attachments thereto and amendments thereof.

“Term Credit Agreement” means the Convertible Senior Secured Delayed-Draw Credit Agreement, dated as of September 1, 2021 (as amended, supplemented or otherwise modified to date), by and among AFHI, certain of its Subsidiaries, jointly and severally, the Lenders party thereto from time to time, and the Administrative Agent.

“Term Debt” means the joint and several Indebtedness of AFHI and the other Credit Parties arising under or pursuant to the Term Credit Agreement.

“UBI Holdings” means UBI Holdings, Inc., a Delaware corporation.

“UBI Holdings Closing Balance Sheet” means the unaudited combined balance sheet, dated as of December 31, 2023, of UBI Holdings and its Subsidiaries attached hereto as Schedule 1.1(b).

“UBI Holdings Stock” means the authorized capital stock of UBI Holdings.

“UBI Holdings Stock Power” means the stock power, duly endorsed for transfer, covering all of the issued and outstanding shares of UBI Holdings Stock delivered to, and held by, the Administrative Agent pursuant to the Pledge and Security Agreement.

“U.S. GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as of the date of determination.

1.2 Construction.

(a) Accounting. Except as otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder and thereunder shall be made and all financial statements and certificates and reports as to financial matters required to be delivered hereunder, including the Closing Balance Sheets, shall (except for the absence of footnotes in the case of unaudited financial statements) be prepared in conformity with U.S. GAAP.

(b) Cross References and Interpretation. All references in this Collateral Acceptance Agreement to “Articles,” “Sections,” “Exhibits” or “Schedules” are, unless the context otherwise requires, references to Articles or Sections of, or Exhibits, Appendices or Schedules to, this Collateral Acceptance Agreement. The use in this Collateral Acceptance Agreement of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

1.3 Guarantee. AFHI hereby unconditionally and irrevocably guarantees to SRMI and the Administrative Agent the prompt and complete performance by AIAI of any and all of its obligations arising under or pursuant to this Collateral Acceptance Agreement. The foregoing is an absolute guaranty of payment and performance and not a guaranty of collection and SRMI shall not be required to commence or complete any efforts at enforcement against AIAI with respect to any of the obligations covered thereby.

1.4 Debt Confirmation. The Administrative Agent hereby confirms that its books and records show SRMI, as of the Effective Time to be the sole holder of record of the Specified Debt.

ARTICLE 2
ACCEPTANCE OF COLLATERAL

2.1 Accepted Collateral. In full satisfaction of the Specified Debt and Specified Claims, and in reliance upon the representations and warranties of AIAI and AFHI in Section 3.1, SRMI hereby accepts and acquires, as of the Effective Time, and AIAI hereby assigns, transfers, conveys and delivers to SRMI, all on the terms and conditions of this Collateral Acceptance Agreement, all of the issued and outstanding shares of AGMI Stock and UBI Holdings Stock, free and clear of all Liens other than Permitted Liens. SRMI acknowledges that the Accepted Collateral is being acquired subject to Liens of the Administrative Agent under the Pledge and Security Agreement and that nothing in this Collateral Acceptance Agreement shall serve to limit or impair (a) the Administrative Agent’s Liens on the Accepted Collateral or any assets or properties of any of the Acquired Companies or (b) any of its rights with respect thereto arising under any Credit Document. The Administrative Agent shall, from and after the Effective Time, treat the Specified Debt as fully paid and discharged in connection with the performance of its duties to in respect of Term Debt and Demand Debt, including the exercise of any rights or remedies against any of the Credit Parties and the distribution of any sums it receives in payment of the Continuing Debt.

2.2 Continuing Debt. (1) The Acquired Companies shall remain joint and several obligors in respect of the Continuing Debt and the Continuing Obligations, all in accordance with their respective terms, and (2) SRMI shall cause each of the Acquired Companies to waive any rights to contribution they may have against AIAI, AFHI and the other Discharged Credit Parties. By its acceptance of the Accepted Collateral, SRMI assumes and agrees to pay, perform and discharge all of the Continuing Debt and Continuing Obligations (other than Continuing Obligations which are only capable of performance by AFHI or a Continuing Subsidiary) and agrees to indemnify and hold harmless AIAI, AFHI and the other Discharged Credit Parties from and against any and all Losses incurred by any of them as a result of any Continuing Debt or any Continuing Obligations.

2.3 Taxes. AIAI shall pay, promptly when due, all gains or income Taxes (if any) resulting from the discharge of the Specified Debt or Specified Claims. SRMI shall pay, promptly when due, all transfer, stamp or similar Taxes (if any) payable in connection with the conveyance of the AGMI Stock and the UBI Holdings Stock to SRMI.

2.4 Deliveries. Concurrently with execution and delivery of this Collateral Acceptance Agreement:

(a) Administrative Agent.

(1) With the consent, and at the direction, of AIAI, AFHI and SRMI, the Administrative Agent has completed and, at the Effective Time, will deliver the AGMI Stock Power and the UBI Holdings Stock Power to SRMI in order to effect the transfer of record and beneficial ownership of the Accepted Collateral to SRMI. The Administrative Agent has retained possession of the share certificates representing the Accepted Collateral in accordance with the Pledge and Security Agreement.

(2) SRMI has delivered to the Administrative Agent, who hereby confirms its receipt, and satisfaction with, (A) the Joinder to the Pledge and Security Agreement, a copy of which is annexed this Collateral Acceptance Agreement as Exhibit B, and (B) substitute stock powers covering the Accepted Collateral duly endorsed in blank for transfer by SRMI and a financing statement on Form UCC-1 naming SRMI as debtor and the Administrative Agent as secured party, copies of which are annexed hereto as Exhibit C, in order to perfect the Administrative Agent’s continuing security interest in the Accepted Collateral under and pursuant to the Pledge and Security Agreement.

(b) AIAI and AFHI Deliveries. AIAI and AFHI have delivered to SRMI, and SRMI hereby confirms its receipt and satisfaction with, the following documents:

(1) A copy of the Restated Certificate of Incorporation of AGMI, filed with the New York Secretary of State on December 17, 2021.

(2) So-called “long-form” good standing certificates, dated no earlier than December 20, 2023, issued by the Secretary of State of New York with respect to AGMI and the Secretary of State of Delaware with respect to UBI Holdings and the other Acquired Companies.

(3) Copies of resolutions duly adopted by of the Board of Directors of AIAI authorizing the execution, delivery and performance of this Collateral Acceptance Agreement by AIAI, certified by a Responsible Officer of AIAI to be true, correct complete and continuing.

(4) Copies of resolutions duly adopted by of the Board of Directors of AFHI authorizing the execution, delivery and performance of this Collateral Acceptance Agreement by AFHI, certified by a Responsible Officer of AFHI to be true, correct complete and continuing.

(5) The minute books, stock books, stock and transfer ledgers of each of the Acquired Companies.

(6) The opinion of DLA Piper LLP (US) covering corporate-related matters.

(c) SRMI Deliveries. Concurrently with execution and delivery of this Agreement, SRMI has delivered to AIAI and AFHI, and each of AIAI and AFHI hereby confirms its receipt and satisfaction with, the following documents:

(1) Copies of SRMI’s Organization Documents certified, in the case of Organization Documents filed with a Governmental Authority, by that Governmental Authority and, in the case of Organization Documents not so filed, by a Responsible Officer of SRMI.

(2) A so-called “long-form” good standing certificate with respect to SRMI, dated no earlier than December 20, 2023, issued by the Secretary of State of the State of Delaware.

(3) Copies of resolutions duly adopted by of the sole director of SRMI authorizing the execution, delivery and performance of this Collateral Acceptance Agreement by SRMI, certified by a Responsible Officer of SRMI to be true, correct complete and continuing.

2.5 Further Assurances. Subject to the terms and conditions of this Collateral Acceptance Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective the sale of the Accepted Collateral and the other transactions contemplated by this Collateral Acceptance Agreement. From time to time after the Closing Date, without further consideration, AIAI shall, at its expense, execute and deliver or cause to be executed and delivered such documents to SRMI as SRMI may reasonably request in order more effectively to (a) vest in SRMI good and indefeasible title to the Accepted Collateral pursuant to this Collateral Acceptance Agreement, and (b) vest in the applicable Acquired Company, good and indefeasible title to the assets referred to in Section 3.1(i).

2.6 Post-Acceptance Cooperation. From and after the Effective Time:

(a) Assistance. SRMI shall make its and its Subsidiaries’ personnel available to AIAI and AFHI during normal business hours, to perform those services they performed for AIAI or AFHI during Pre-Acceptance Periods so long as the provision of those services will not materially interfere with the applicable Person’s ability to timely perform their duties to SRMI and its Subsidiaries.

(b) Employee Indemnification. SRMI and its Subsidiaries shall indemnify and hold harmless their respective personnel from and against Losses incurred by them as a result of the performance of their duties during any Pre-Acceptance Period to the same extent as they were indemnified by AIAI, AFHI or their respective Subsidiaries during those periods.

(c) Books and Records. Each party and their respective independent auditors and Tax accountants shall have reasonable access during normal business hours to Pre-Acceptance Records held by any other party and shall have the reasonable assistance and cooperation of appropriate personnel. In addition, each party shall make available to the other parties and their respective Affiliates those of their employees whose assistance, expertise, testimony, notes, recollections or presence (including participation as a witness in a deposition, hearing or trial) is necessary or appropriate to assist in the defense or prosecution of any legal action or proceeding or similar matter relating to the Businesses.

(d) Record Retention. Each party shall, and shall cause its Affiliates, subject to the last sentence of this Section 2.6(b), to preserve and keep all Pre-Acceptance Records held by any of them for so long as and to the extent required by Applicable Law (but in no event less than three years after the date of this Collateral Acceptance Agreement and, in the case of Pre-Acceptance Records relating to Tax matters applicable to any Pre-Acceptance Period, at least until the expiration of the statute of limitations of that Pre-Acceptance Period.). If a party or any of its Affiliates wishes to destroy any Pre-Acceptance Records in accordance with its normal document retention policy, then the applicable party shall (or shall cause such Affiliate to) give 30 days’ prior written notice to the other parties and (to the extent permitted by Applicable Law) each of the other parties shall have the right at its option and expense, upon prior written notice given within such 30-day period, to copy or take possession of such Pre-Acceptance Records.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 AIAI and AFHI. AIAI and AFHI, jointly and severally, represent and warrant to SRMI as follows:

(a) Organization. AFHI is a Cayman Islands exempted company limited by shares. AIAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of AFHI and AIAI is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to do so would have a Material Adverse Effect on either of them. AGMI is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and the other Acquired Companies are all corporations duly organized and in good standing duly organized, validly existing and in good standing under the laws of the State of Delaware. Other than as disclosed in a document delivered pursuant to Section 2.4(b), none of AIAI, AFHI or the Acquired Companies has amended, modified or supplemented any of its Organization Documents. AGMI, UBI Holdings and each of their respective Subsidiaries: (1) have all requisite power and authority and all governmental licenses, authorizations, consents and approvals necessary to own their respective assets and carry on their respective businesses as now being conducted and (2) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to do so would have a Material Adverse Effect.

(b) Authorization. Each of AIAI and AFHI has all requisite corporate power and authority, and has taken all corporate action necessary to enable it, to execute, deliver and perform this Collateral Acceptance Agreement, and to execute, deliver and perform all other documents and agreements being executed and delivered by it in connection herewith and to consummate the transactions contemplated hereby.

(c) No Conflict. The making and performance of this Collateral Acceptance Agreement and the consummation of the transactions contemplated hereby do not and will not (1) violate any Applicable Law; (2)  conflict with or result in a breach of, or constitute a default under, the Organization Documents of AFHI, AIAI, AGMI, UBI Holdings, or any of their respective Subsidiaries or, other than as set forth on Schedule 3.1(c), other Material Agreement by which AFHI, AIAI, AGMI, UBI Holdings, or any of their respective Subsidiaries or any of their respective properties or assets may be bound or affected; or (3) result in or require the creation or imposition of any Lien (other than Liens in favor of the Administrative Agent) upon or with respect to any of their respective properties or assets, except in any such case as would not have a Material Adverse Effect on the Acquired Companies, taken as a whole.

(d) Consents, Etc. No Governmental Approval and, other than as set forth on Schedule 3.1(c), no consent, authorization, approval or waiver from any party to any Material Agreement is required for the execution and delivery of this Collateral Acceptance Agreement by AIAI or AFHI, the performance of their respective obligations hereunder and their consummation of the transactions contemplated hereby, except in any such case for any such Governmental Approval or consents of third parties the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect on SRMI or the Acquired Companies, taken as a whole.

(e) Binding Obligation. This Collateral Acceptance Agreement and the other instruments executed and delivered by AIAI or AFHI pursuant hereto constitute the legal, valid and binding obligation of each of AIAI and AFHI, enforceable against each of them in accordance with its terms, except insofar as the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(f) Capitalization.

(1) The representations and warranties of the Credit Parties in Section 5.2 (b) of the Term Credit Agreement continue to be true, correct and complete as if made on and as of the date of this Collateral Acceptance Agreement.

(2) Other than the Pledge and Security Agreement: (A) AIAI is not a party to any contract or commitment relative to its Equity Interests in AGMI or UBI Holdings, including any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Equity Interests in the either of them; and (B) UBI Holdings is not a party to any contract or commitment relative to its Equity Interests in either of its Subsidiaries, including any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Equity Interests in the either of them. Since September 1, 2021, none of AIAI or the Acquired Companies has engaged in any Equity Transactions. There are no authorized or outstanding share appreciation, phantom share, profit participation or similar rights with respect to any of the Acquired Companies for which any of them or SRMI will have any liability from and after the Effective Time.

(g) Title to Accepted Collateral. AIAI is conveying to SRMI good and indefeasible title to the Accepted Collateral, free and clear of any Liens (other than Permitted Liens or Liens created or incurred by SRMI or any of its Affiliates).

(h) Litigation. Except as set forth on Schedule 3.1(h) or as previously disclosed to the Administrative Agent:

(1) there are no lawsuits, investigations or other proceedings pending or to the Knowledge of AIAI, threatened against any of the Acquired Companies or any of their respective properties or assets, before any court or arbitrator or by or before any other Governmental Authority;

(2) none of the Acquired Companies is in default under, or in violation of, any Applicable Law, order, writ, injunction or decree of any court or other Governmental Authority the result of which could reasonably be expected to have a Material Adverse Effect on any of them.

(i) Title to Properties. Prior to the execution and delivery of this Collateral Acceptance Agreement, AFHI and AIAI (1) caused to be conveyed to AGMI all of the assets used in the conduct of the MGA Business and then owned by any Credit Party other than AGMI, and (2) caused to be conveyed to UBI Holdings or one of its Subsidiaries all of the assets used in the conduct of the optOn Business then owned by any Credit Party other than one of the Acquired Companies. Except as set forth on Schedule 3.1(i), each Acquired Company has good and indefeasible title to its respective properties and assets, free and clear of all Liens other than Permitted Liens, and such properties and assets constitute all of the properties and assets used in the conduct of the Businesses. Schedule 3.1(i) sets forth a true and complete description of all real property leased by any of the Acquired Companies. As set forth on Schedule 3.1(i), one or more of the Acquired Companies has a valid and enforceable leasehold interest in each of the leased premises in which any of the Businesses are currently conducted, in each case except as may be affected by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or general equitable principles. There is no material default (or event or circumstance which, with the giving of notice or lapse of time, would constitute such a default) by the lessee or the lessor under any Lease of such real property and each such Lease is in effect in accordance with its terms, except to the extent that any failure to be so in effect would not reasonably be expected to have a Material Adverse Effect. None of the Acquired Companies owns any real property in fee simple.

(j) Compliance. The Businesses are being conducted in compliance, in all material respects, with all Applicable Laws. AGMI holds all material Permits necessary for the operation of the MGA Business as currently conducted and all such material Permits are in full force and effect. The optOn Business is currently inactive and no Permits with respect thereto have been issued. Each of the Acquired Companies has filed all reports, applications, documents, instruments and information required to be filed by it pursuant to Applicable Law or requests of every Governmental Authority where the failure to do so would have a Material Adverse Effect.

(k) Taxes. Set forth on Schedule 3.1(k) is a list of all jurisdictions in which income or franchise tax or information returns or other reports in respect of Taxes were, or were required to be, filed by any Acquired Company or in which any of them was, or was required to be, included in consolidated, combined or income or franchise tax or information returns or other reports in respect of Taxes for the three most recently completed taxable years. Except as otherwise described in Schedule 3.1(k):

(1) Each of the Acquired Companies has timely filed all tax and information returns and other relevant reports required to be filed on or prior to the date hereof and has paid all Taxes required to be paid except such Taxes, if any, as are not yet due and payable or which are being contested in good faith and by proper proceedings and as to which adequate reserves have been established;

(2) there are no lawsuits, investigations, reviews, audits or other proceedings pending or, to the Knowledge of AIAI, threatened against any of the Acquired Companies by or before the Internal Revenue Service or any State or local Tax authority; and

(3) none of the Acquired Companies has filed any elections or entered into any agreements (of any kind whatsoever) with any governmental authority which could have a Material Adverse Effect on the Tax status of any of them or on the Tax consequences of any sale of the Accepted Collateral by SRMI after the Closing Date.

None of the Acquired Companies is a party to any Tax allocation or sharing agreement or arrangement for which any of them or SRMI Company or AIAI shall have any liability (other than to the extent reflected on the Closing Balance Sheets). None of the Acquired Companies (A) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income tax return (other than a group the common parent of which was III) or (B) has any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations adopted under the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(l) Material Agreements. Except as previously disclosed the Administrative Agent, none of the Acquired Companies is a party to any Material Agreements. A true, correct and complete copy of each Material Agreement has heretofore been delivered to the Administrative Agent. To the Knowledge of AIAI, none of the Acquired Companies is in default in the payment or performance or observance of any contract, agreement or other instrument to which it is a party or by which it or any of its respective assets may be bound, which individually or together with all other such defaults could have a Material Adverse Effect on the Acquired Companies. Except as set forth on Schedule 3.1(l):

(1) none of the Acquired Companies is a party to, nor bound by, any non-competition agreement or arrangement or any other agreement or arrangement restricting or prohibiting in any material respect the way in which their respective businesses are operated; and

(2) none of the Acquired Companies has granted any powers of attorney or similar authorizations to act in its behalf to any third party.

(m) Employees. None of the Acquired Companies (1) is, as of the date hereof, nor have any of them been at any time, involved in any discussion with any unit or group seeking to become the bargaining unit for any of its employees nor has there been any threat in writing of such discussions; and (2) has engaged in any unfair labor practice or discrimination on the basis of race, age, sex or otherwise in its employment conditions or practices with respect to employees or former employees for which SRMI, of any of the Acquired Companies will have any material liability.

(n) Closing Balance Sheets. Each of the Closing Balance Sheets fairly presents, in all material respects, the assets and liabilities of the entity or entities indicated thereon as of the date of this Collateral Acceptance Agreement. None of the Acquired Companies has any material liabilities or obligations of any kind whatsoever (whether or not accrued, contingent or absolute, asserted or unasserted, and whether or not such liabilities or obligations would be required to be reflected on a balance sheet prepared in conformity with U.S. GAAP) which could reasonably expected to have a Material Adverse Effect on any of them other than liabilities and obligations reserved against in full on the Closing Balance Sheets.

(o) Changes in Financial Position. Other than as previously disclosed to the Administrative Agent or as set forth in the Closing Balance Sheets, there has not, since the execution and delivery of the Term Credit Agreement, been any event which has had, or could have, a Material Adverse Effect on any of the Acquired Companies. Except to the extent expressly authorized or waived by the Administrative Agent acting on behalf of the holders of Term Debt and Demand Debt, since the execution and delivery of the Term Credit Agreement, none of AIAI, the Acquired Companies has:

(1) mortgaged or pledged any of its properties or assets, tangible or intangible, or subjected any of them to any lien, charge or any other encumbrance, other than Permitted Liens;

(2) sold, assigned, transferred or leased any of its tangible assets, except in the ordinary course of business and, unless such assets were obsolete or unnecessary, where the proceeds of such sale, assignment or transfer were used to acquire assets of like use and substantially the same value, or canceled any debts or claims;

(3) waived any substantial rights included in its properties and assets, whether or not in the ordinary course of business;

(4) made any changes in employee compensation except in the ordinary course of business and consistent with past practices; or

(5) guaranteed the Indebtedness or obligations of any other party.

(p) Intellectual Property and Know-how. The Intellectual Property and Know-how that is material to the conduct of the Businesses is validly owned by or duly licensed to one or more of the Acquired Companies. The operation of the Businesses, from and after the Effective Time in substantially the same manner as currently conducted will not infringe, breach or violate in any material respect any Intellectual Property, Know-how or other right of any nature whatsoever of any Person. No action, suit, claim, arbitration, or legal, administrative or other proceeding, or governmental investigation is pending, or, to the Knowledge of AIAI, threatened in writing, which involves any claim that the operation of the Businesses infringes, breaches or violates any Intellectual Property, Know-how or other right of any nature whatsoever or any claim that the Intellectual Property or Know-how of or used in the conduct of the Businesses is being infringed or violated or is invalid or unenforceable. None of the Acquired Companies is subject to any judgment, order, writ, injunction or decree of any court or other Governmental Authority or any arbitrator or arbitrators, nor has any of them entered into nor is it a party to any agreement or other instrument which restricts or impairs the use of any of the Intellectual Property or Know-how owned or used by any of them.

(q) IT Systems. The Acquired Companies have a valid right to access and use all of the IT Systems. The IT Systems constitute all of the computer systems, programs, networks, software and hardware used to process, store, maintain and operate data, information and functions material to the operation of the Businesses as currently conducted. The conveyance of the Accepted Collateral to SRMI will not impair or interrupt any Acquired Company’s use of, or right to access and use, the IT Systems or, to the extent applicable, their customers’ access and use of or their right to access and use, the IT Systems. AFHI and its Subsidiaries have taken commercially reasonable steps in accordance with industry standards to secure the IT Systems from unauthorized access or use by any Person, and to enable the continued and uninterrupted operation of the material IT Systems.

(r) Employee Benefit Plans.

(1) Except as disclosed in the Term Credit Agreement or on a Schedule thereto, there are no Employee Plans maintained, contributed to, or required to be contributed to, for the benefit of any Employee.

(2) AIAI has provided to SRMI true and complete copies of all documents, if any, embodying each material Employee Plan and Employee Agreement, including all amendments thereto and written interpretations thereof; the most recent summary plan description, if any, with respect to each Employee Plan required under ERISA; the most recent favorable determination letter from the IRS, if applicable, with respect to each Employee Plan; and all material communications, if any, to any Employee relating to each Employee Plan or Employee Agreement.

(3) Each Employee Plan that is intended to be qualified under the Code has to the extent required by law received a determination letter from the IRS to the effect that such Employee Plan and related trust are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, or is within a “remedial amendment period,” such determination letter includes any requirements under the Tax Reform Act of 1986 and subsequent legislation; and no such determination letter has been revoked, nor to the Knowledge of AIAI, has revocation been threatened. To the Knowledge of AIAI, nothing has occurred or is expected to occur that would materially and adversely affect the qualified status of such Employee Plan or any related trust subsequent to the issuance of such determination letter.

(4) AFHI and its Subsidiaries have performed in all material respects all obligations required to be performed under each Employee Plan, and each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. No Employee Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA, nor a Multiemployer Plan (as defined in Section 3(37) of ERISA), and neither the Company nor any of its Subsidiaries has any liability with respect to any defined benefit plan or Multiemployer Plan as a result of having been treated as part of a “single employer” within the meaning of Section 414(b), (c), (m), (n) and (o) of the Code, nor is there any basis for such liability being imposed. There are no investigations, claims, suits, or proceedings pending, or, to the Knowledge of AIAI, threatened or anticipated (other than routine claims for benefits) against any Employee Plan or the assets of any Employee Plan, and to the Knowledge of AIAI, there are no facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding. All premiums required by any Employee Plan have been paid thereunder; all outstanding indebtedness for services performed or accrued vacation, holiday pay, earned commissions, accrued bonuses or other benefits owed to any Employee have been paid when due or accrued in accordance with U.S. GAAP and consistent with past practice on the books of AFHI or the applicable Subsidiary; all contributions due to and payments from, the Employee Plans that may have been required to be made have been made. No “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to any Employee Plan; no action or failure to act with respect to any Employee Plan could subject the Company, SRMI or any of their respective Affiliates or any Employee Plan to any material tax, penalty or other liability, for breach of fiduciary duty or otherwise, under ERISA or any other applicable law, whether by way of indemnity or otherwise.

(5) Each “group health plan” within the meaning of Section 4980B(g)(2) of the Code maintained by any of the Acquired Companies or any entity with which any of them is considered a “single employer” within the meaning of Sections 414(b), (c), (m), (n) and (o) of the Code, has been administered in good faith in compliance with the continuation coverage requirements contained in COBRA or any regulations promulgated thereunder.

(6) The execution of this Collateral Acceptance Agreement and the conveyance of the Accepted Collateral to SRMI will not (either alone or when taken together with any additional or subsequent events) constitute an event under any Employee Plan or Employee Agreement that will or may result in any payment, upon a change in control or otherwise, whether of severance, accrued vacation, or otherwise, acceleration, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(s) Insurance. The assets of the Acquired Companies are insured by reputable insurance Companies against loss or damage by fire and other risks to the extent set forth in the policies and no other insurance is in AIAI’s reasonable judgment necessary to the conduct of the Businesses. Each of the Acquired Companies is in compliance in all material respects with the terms of all policies and instruments providing such insurance and coverage thereunder will not be affected by the transactions contemplated hereby subject to the obtaining of any necessary consents to the transfer of control of the applicable entities. None of the Acquired Companies nor any of the other Credit Parties has failed to give any notice or present any claim under any insurance policy in due and timely fashion except where the failure to do so would not be expected to have a Material Adverse Effect on any of the Acquired Companies, and there are no claims by any of the Acquired Companies against any of such policies as to which any insurance company is denying liability or defending under a reservation of rights clause which, if the denial or defense were successful, would have a Material Adverse Effect on any of them. Neither AFHI nor any other Credit Party has received any notice of any pending or threatened termination of any material insurance policies or any material premium increases for the current policy period with respect to any of such policies, and neither AFHI nor any other Credit Party has any knowledge of any condition or circumstance that might result in such termination or increase. To the Knowledge of AIAI, there are no outstanding or unsatisfied requirements by any insurance company, by any Board of Fire Underwriters or other body exercising similar functions, or by any Governmental Authority requiring any repairs or other work to be done on or with respect to, or requiring any equipment or facilities to be installed on or in connection with, any assets of any of the Acquired Companies.

(t) Affiliates. Except as set forth on Schedule 3.1(t), none of the Acquired Companies is a party to any transactions with any of its Affiliates.

(u) Brokers, Etc. Neither AIAI, AFHI nor anyone acting on behalf of either of them has retained any broker, finder or agent or agreed to pay any brokerage fee, finder’s fee or commission with respect to the transactions contemplated by this Collateral Acceptance Agreement for which SMRI or any of the Acquired Companies shall have any liability.

(v) No Other Representations, Etc. Except for AIAI’s and AFHI’s representations and warranties contained in this Section 3.1 (including the related portions of the Schedules), none of AIAI, AFHI, the Acquired Companies or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of AIAI, AFHI or the Acquired Companies, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquired Companies furnished or made available to SRMI or any of its Affiliates and its Representatives or as to the future revenue, profitability or success of the Acquired Companies, or any representation or warranty arising from statute or otherwise in law. None of AIAI’s and AFHI’s representations and warranties contained in this Collateral Acceptance Agreement, any of the Schedules hereto or any certificate or other statement made or furnished by AIAI to SRMI in connection with this Collateral Acceptance Agreement, or the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

3.2 SRMI. SRMI represents and warrants to AIAI as follows:

(a) Organization. SRMI is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. SRMI is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to do so would have a Material Adverse Effect on SRMI. SRMI: (1) has all requisite corporate power and governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being conducted and (2) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to do so would have a Material Adverse Effect on SRMI.

(b) Power and Authority. SRMI has all requisite corporate power and authority, and has taken all corporate action necessary to enable it, to execute, deliver and perform this Collateral Acceptance Agreement, and to execute, deliver and perform all other documents and agreements being executed and delivered by it in connection herewith and to consummate the transactions contemplated hereby.

(c) No Conflict. The making and performance of this Collateral Acceptance Agreement and the consummation of the transactions contemplated hereby do not, and will not, (1) violate any Applicable Law; (2) conflict with or result in a breach of, or constitute a default under, SRMI’s Organization Documents or any agreement or instrument by which SRMI or any of its properties or assets may be bound or affected; or (3) result in or require the creation or imposition of any Lien upon or with respect to any of its properties or assets except in any such case as would not have a Material Adverse Effect on SRMI.

(d) Consents, Etc. No Governmental Approval and no consent, authorization, approval or waiver from any third party is required for the execution and delivery of this Collateral Acceptance Agreement by SRMI, the performance of its obligations hereunder and its consummation of the transactions contemplated hereby and thereby, except in any such case for any such Governmental Approval or consents of third parties the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect on AIAI or AFHI.

(e) Binding Obligation. This Collateral Acceptance Agreement and the other instruments executed and delivered by SRMI pursuant hereto constitutes the legal, valid and binding obligation of SRMI, enforceable against it in accordance with its terms, except insofar as the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(f) Litigation. There are no lawsuits or other proceedings pending or to the actual knowledge of SRMI, threatened against SRMI before any court or arbitrator or by or before any other Governmental Authority which calls into question the validity of this Collateral Acceptance Agreement or which, if adversely determined, would reasonably be expected to limit or impair the consummation of the transactions contemplated by this Collateral Acceptance Agreement or have a Material Adverse Effect on SRMI.

(g) Specified Debt. Etc. SRMI is the holder of the Specified Debt and the Specified Claims and does not require the consent or authorization of any third party to effectuate the discharge of Specified Debt and Specified Claims.

(h) Investment. SRMI is acquiring the Accepted Collateral solely for its own account, for investment purposes only, and not with the intention of or view toward the resale, transfer or disposition thereof. SRMI UNDERSTANDS THAT THE ACCEPTED COLLATERAL HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR UNDER THE SECURITIES OR “BLUE SKY” LAWS OF ANY JURISDICTION AND THAT THE FUTURE TRANSFER OF THE ACCEPTED COLLATERAL MAY BE LIMITED BY THE NECESSITY OF EFFECTING SUCH REGISTRATIONS UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

(i) Brokers, Etc. Neither SRMI, nor anyone acting on its behalf, has retained any broker, finder or agent or agreed to pay any brokerage fee, finder’s fee or commission with respect to the transactions contemplated by this Collateral Acceptance Agreement.

(j) Reliance. SRMI acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, SRMI has relied solely upon its the express representations and warranties of AIAI and AFHI set forth in Section 3.1 of this Collateral Acceptance Agreement (including the related portions of the Schedules); and (b) none of AIAI, AFHI, the Acquired Companies or any other Person has made any representation or warranty as to AIAI, AFHI, the Acquired Companies or this Collateral Acceptance Agreement, except as expressly set forth in Section 3.1 of this Collateral Acceptance Agreement (including the related portions of the Schedules).

(k) Disclosure. None of SRMI’s representations and warranties contained in this Collateral Acceptance Agreement or any certificate or other statement made or furnished by SRMI to AIAI in connection with this Collateral Acceptance Agreement or the transactions contemplated hereby contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE 4
TAX MATTERS

4.1 Tax Indemnifications.

(a) AIAI and AFHI. AIAI and AFHI shall, jointly and severally, indemnify, defend and hold harmless SRMI against, and shall reimburse SRMI for any and all Losses (calculated without duplication) arising out of, based upon or relating or attributable to Taxes imposed on any of the Acquired Companies relating or attributable to taxable Pre-Acceptance Periods. The provisions of Article 5 shall govern the foregoing indemnification.

(b) SRMI. SRMI shall indemnify, defend and hold harmless AIAI and AFHI against, and shall reimburse AIAI and AFHI for any and all Losses arising out of, based upon or relating or attributable to (without duplication) all Taxes imposed on any of the relating or attributable to taxable Post-Acceptance Periods. The provisions of Article 5 shall govern the foregoing indemnification.

4.2 Tax Refunds. Subject to Section 4.4, SRMI shall pay to AIAI, as promptly as practicable following receipt thereof, all refunds or credits of Taxes (including interest thereon, if any, included in the payment or credit by the applicable Tax authority) received by SRMI, or any of the Acquired Companies attributable to Taxes paid by any of them with respect to a Pre-Acceptance Period, in each case, net of any Taxes imposed on such refund or credit amount (that is not otherwise paid by or on behalf of AIAI).

4.3 Pre-Acceptance Period Returns and Payments. AIAI and AFHI shall (consistent with past practices) prepare and timely file (or cause to be prepared and timely filed) all federal and state income and franchise Pre-Acceptance Period Tax Returns required to be filed by any of the Acquired Companies and shall pay or cause to be paid all Taxes due and payable in respect thereof. The Acquired Companies shall (consistent with past practice) prepare and timely file all non-income Pre-Acceptance Period Tax Returns. All Pre-Acceptance Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of AFHI and AIAI, except as required by Applicable Law. If any income or franchise Pre-Acceptance Period Tax Returns are due after the date hereof, and if neither AIAI nor AFHI is authorized to file any of them by Applicable Law, then:

(1) AIAI or AFHI shall submit drafts thereof to SRMI for its review and approval (which shall not be unreasonably withheld or delayed) at least twenty days prior to the due date.

(2) SRMI shall timely file (or caused to be filed) the applicable Pre-Acceptance Period Tax Return with the appropriate taxing authorities.

(3) AIAI and AFHI shall pay or cause to be paid all Taxes due and payable in respect of the Pre-Acceptance Period Tax Return concurrently with SRMI’s filing thereof.

(4) Except to the extent it is a direct result of a failure by AIAI or AFHI to perform its obligations under clause (1) above, SRMI shall be liable for any penalties or interest as a result of its failure to timely file any Pre-Acceptance Period Tax Returns pursuant to this Section 4.3.

4.4 Tax Cooperation.

(a) Tax Reduction. AIAI and AFHI, on the one hand, and SRMI, on the other, shall take all commercially reasonable actions within their control to help reduce or alleviate any Taxes for which the other party (or any consolidated group of which it is a member) may be liable.

(b) Tax Refunds. AIAI and AFHI shall not, and shall not require SRMI to, amend any Pre-Acceptance Period Tax Return, unless the amendment thereof would entitle AFHI, AIAI or a consolidated group of which either is a member to a refund of Pre-Acceptance Period Taxes under Section 4.2, in which case SRMI shall cooperate in the preparation and filing of the amended Pre-Acceptance Period Tax Return (which shall be prepared at AFHI’s or AIAI’s expense) and shall have the right to review and approve it prior to filing (which approval shall not be unreasonably withheld or delayed) and if, as a result, there is increase in Taxes payable by SRMI, any of the Acquired Companies it shall be included in the Losses covered by the indemnification in Section 4.1(a).

(c) Amended Returns. Unless required by Applicable Law, none of SRMI nor any of its Affiliates shall or shall cause or permit any of the Acquired Companies to amend, refile or otherwise modify any Pre-Acceptance Period Tax Return without the consent of AIAI and AFHI (which approval shall not be unreasonably withheld or delayed), provided that SRMI and its Affiliates shall be entitled to amend, refile, or otherwise modify any Pre-Acceptance Period Tax Return as a result of a carryback of a Tax attribute relating to any Post-Acceptance Period.

4.5 Tax Audits. SRMI, on the one hand, and AIAI and AFHI, on the other hand, shall notify the other party within 10 days of receipt by it or any of its Affiliates of any written notice (whether given by a Governmental Authority or any other Person) of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative judicial proceeding or other similar claim, which if adversely determined, could give rise to Losses covered by Section 4.1.

ARTICLE 5
INDEMNIFICATION, ETC.

5.1 Survival of Warranties. Each of AIAI’s, AFHI’s and SRMI’s representations and warranties contained in this Collateral Acceptance Agreement and in any instrument of sale, assignment, conveyance and transfer executed and delivered pursuant hereto shall survive the conveyance of the Accepted Collateral to SRMI and shall be of no further force and effect after July 31, 2025, except as to claims theretofore made; provided that (a) AIAI’s and AFHI’s representations and warranties with respect to Taxes in Section 3.1(k) shall survive until the expiration of the statute of limitations for the applicable taxable periods, and (b) AIAI’s and AFHI’s representations and warranties with respect to title to the Accepted Collateral shall be continuing.

5.2 AIAI’s Indemnification. AIAI and AFHI, jointly and severally agree to indemnify and to hold harmless SRMI from and against and in respect of:

(a) Breach. Losses based upon or caused by any misrepresentation, breach of warranty, or non-fulfillment of any agreement or covenant on the part of AIAI or AFHI under this Collateral Acceptance Agreement, or any Schedule, certificate or other instrument furnished or to be furnished to SRMI hereunder pursuant to Section 3.1.

(b) Expenses. All reasonable costs and expenses (including reasonable attorneys’ fees and expenses and expenses of investigation) incurred by SRMI in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters SRMI is indemnified against by AIAI in this Collateral Acceptance Agreement.

5.3 SRMI’s Indemnification. SRMI agrees to indemnify and hold harmless AIAI and AFHI from and against and in respect of:

(a) Breach. Losses based upon or caused by any misrepresentation, breach of warranty, or non-fulfillment of any agreement or covenant on the part of SRMI under this Collateral Acceptance Agreement, or any certificate or other instrument furnished or to be furnished to AIAI hereunder pursuant to Section 3.2.

(b) Expenses. All reasonable costs and expenses (including reasonable attorneys’ fees and expenses and expenses of investigation) incurred by AIAI or AFHI in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters AIAI or AFHI is indemnified against by SRMI in this Collateral Acceptance Agreement.

5.4 Defense of Claims. Each Indemnified Party shall give prompt notice to the Indemnifying Party(ies) of any Claim against the Indemnified Party which might give rise to a Claim based upon any indemnity contained herein. The notice shall set forth in reasonable detail the nature and basis of the Claim and the actual or estimated amount thereof. If any action, suit or proceeding is brought against an Indemnified Party with respect to any such Claim, the Indemnifying Party(ies) shall have the right, at its (their) sole cost and expense, to defend, in the name and on behalf of the Indemnified Party, any such action, suit or proceeding. The parties hereto agree to render to each other such assistance as may reasonably be required in order to ensure the proper and adequate defense of any such action, suit or proceeding. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choosing, in the defense of any Claim against which it is indemnified hereunder and it shall be kept fully informed with respect thereto. Without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, the Indemnifying Party(ies) shall not make any settlement of any Claim if as a result thereof the Indemnified Party would become subject to injunctive or other equitable relief or the Tax status, business or financial condition of the Indemnified Party would be adversely affected. Without the prior written consent of the Indemnifying Party(ies), which consent shall not be unreasonably withheld, the Indemnified Party shall not make any settlement of any Claim which might give rise to liability of the Indemnifying Party(ies) under any indemnity contained herein.

5.5 Limitations on Remedies. Notwithstanding anything to the contrary in this Article 5, AIAI and AFHI shall not have any liability to an Indemnified Party with respect to any claim for indemnification pursuant to Section 5.2 unless the amount of the Losses with respect to such claim exceeds $5,000 and until the aggregate amount AIAI and AFHI would otherwise be required to pay to pursuant to this Article 5 shall exceed $20,000, and then AIAI and AFHI shall only be liable for the excess. Any claim arising from the failure of a party to make any payment resulting from a breach of a representation or warranty which survives after December 31, 2026, as provided in Section 5.1, shall not be subject to the limitations set forth in this Section 5.5.

5.6 General.

(a) Insurance and Tax Benefits. Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article 5 to use commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Party with regard to the applicable claims and to recover any amounts to which it may be entitled in respect of the applicable claims pursuant to contractual or other indemnification rights that the Company or its Subsidiaries may have against third parties. The amount which the Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this Article 5 shall be reduced (retroactively, if necessary) by any insurance proceeds, tax benefits or other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Losses and increased (retroactively, if necessary) by any related tax cost or other expense. If an Indemnified Party shall have received the payment required by this Collateral Acceptance Agreement from the Indemnifying Party in respect of Losses and shall subsequently receive insurance proceeds, tax benefits or other amounts in respect of such Losses, then such Indemnified Party shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds, tax benefits or other amounts actually received less the amount of any tax cost or other related expense. In the case of tax benefits, the Indemnified Party shall claim on the appropriate tax return any tax benefits arising from the incurrence or payment of Losses that are allowable under Applicable Law. Not more than ten Business Days after filing the tax return on which such tax benefits are claimed, the Indemnified Party shall pay the Indemnifying Party the amount of any realized tax benefits (net of the tax cost, including the net present value of any future tax cost, to the Indemnified Party from the receipt of the indemnification payment).

(b) Mitigation. In addition to the requirements of Section 5.6(a), each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article 5 to use commercially reasonable efforts to mitigate Losses upon and after becoming aware of any event which could reasonably be expected to give rise to such Losses.

(c) Subrogation. The Indemnifying Party shall be subrogated to any right of action which the Indemnified Party may have against any other person with respect to any matter giving rise to a claim for indemnification hereunder.

5.7 Exclusive Remedies. The parties acknowledge and agree that from and after the Effective Time their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Collateral Acceptance Agreement, shall be pursuant to the indemnification provisions set forth in this Article 5.

ARTICLE 6
MISCELLANEOUS

6.1 Administrative Agent. The duties of the Administrative Agent hereunder are purely ministerial and neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to AIAI, AFHI or SRMI for any action taken or omitted by the Administrative Agent under or in connection with this Agreement except to the extent caused by the Administrative Agent’s gross negligence, fraud or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

6.2 Expenses. Except as otherwise specified herein, AIAI and SRMI shall each pay their own expenses in connection with the preparation of this Collateral Acceptance Agreement and the consummation of the transactions contemplated hereby.

6.3 Confidentiality; Press Releases.

(a) Confidential Information. Each Transaction Party shall keep confidential all non-public information regarding the other Transaction Parties, their Affiliates and their and their Affiliates respective businesses, exercising at least the same degree of care as it would accord to its own confidential information; provided that a Transaction Party may (a) disclose such information to its Affiliates and to their respective agents and advisors, (b) disclose such information required by Applicable Law and (c) make disclosures required to be made to any Governmental Authority or representative thereof or pursuant to legal or judicial process; provided further that, unless specifically prohibited by Applicable Law or court order, each Transaction Party shall make reasonable efforts to notify the other Transaction Parties sufficiently prior to the disclosure thereof to allow that Transaction Party to seek a protective order or similar relief.

(b) Press Releases. The parties shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Collateral Acceptance Agreement and the transfer of the Accepted Collateral to SRMI, and none of the parties hereto, nor any of their respective Subsidiaries shall issue any such press release nor make any such public statement without the prior written consent of SRMI and AIAI, except as may be required by Applicable Law or the valid order of a court of competent jurisdiction.

6.4 Notices. All notices and other communications provided for herein shall be in writing and delivered by hand, overnight courier, or electronic mail to the intended recipient at the telephone number or “Address for Notices” specified below its name on the signature pages hereof; or, as to any party, at such other telephone number or address (physical or electronic) as shall be designated by that party in a notice to the other parties. All notices and other communications hereunder shall be deemed to have been duly given when delivered by hand, electronically transmitted by electronic mail or delivered to an overnight courier service, in each case addressed as aforesaid or personally delivered; provided no notice to the Administrative Agent shall be effective until received by the Administrative Agent; provided further, any notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent as designated by the Administrative Agent from time to time.

6.5 Assignment. No party hereto may assign or transfer its rights or obligations arising under this Collateral Acceptance Agreement, without the written consent of the other parties hereto; provided, however, that SRMI may assign its rights hereunder in whole or in part to any Affiliate, or any partnership in which any of its Affiliates is a general partner (it being understood that no such assignment shall serve to relieve the assignor of its obligations hereunder) so long as such assignment shall not serve to delay the Closing.

6.6 Entire Agreement. This Collateral Acceptance Agreement and the Exhibits and Schedules hereto contains the entire understanding between the parties concerning the subject matter hereof and thereof and supersedes any and all prior representations, warranties, undertakings, covenants and agreements between the parties and their respective Affiliates. This Collateral Acceptance Agreement may not be changed, modified, altered or terminated except by an agreement in writing executed by the parties hereto. Any waiver by any party of any of its rights under this Collateral Acceptance Agreement shall not constitute a waiver of any other rights or of any other future breach.

6.7 Binding Agreement. This Collateral Acceptance Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.8 Third Parties. Except as expressly set forth herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective successors or permitted assigns any rights or remedies under or by reason of this Collateral Acceptance Agreement.

6.9 Captions. Captions and descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provisions of this Collateral Acceptance Agreement.

6.10 Choice of Law. This Collateral Acceptance Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to conflicts of-law principles).

6.11 Dispute Resolution. Each of AIAI, AFHI and SRMI hereby irrevocably and unconditionally: (a) submits for itself and its property in any legal action or preceding relating to this Collateral Acceptance Agreement to which it is a party, or for recognition and enforcement of any judgment, in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that nothing herein shall affect the right to effect service of process in any manner permitted by law or shall limit the right of a party to enforce a judgment entered by such courts in any other jurisdiction; and (d) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

6.12 Waiver. Each of the parties to this Collateral Acceptance Agreement hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Collateral Acceptance Agreement or any dealings between any of them relating to the subject matter of this Collateral Acceptance Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Collateral Acceptance Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing (other than by a mutual written waiver specifically referring to this Section 6.12 and executed by each of the parties hereto), and this waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Collateral Acceptance Agreement. In the event of litigation, this Collateral Acceptance Agreement may be filed as a written consent to a trial by the court.

6.13 Counterparts. This Collateral Acceptance Agreement may be executed in any number of counterpart copies, including telecopied transmission and electronic (PDF) transmission copies, each of which shall be deemed an original, but which together shall constitute a single instrument.

6.14 Severability. Any term or provision of this Collateral Acceptance Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Collateral Acceptance Agreement (unless a failure of consideration would result thereby) or affecting the validity or enforceability of any of the terms or provisions of this Collateral Acceptance Agreement in any other jurisdiction.

In witness whereof, the parties have caused this Collateral Acceptance Agreement to be duly executed as of the date first above written.

STAT Risk Management, Inc.		American Insurance Acquisition, Inc.

By:	/s/ Kurt Lageschulte	By:	/s/ Scott Wollney
	Title: Director		Title: Chief Executive Officer

	~Address for Notices~		~Address for Notices~

Atlas Financial Holdings, Inc.		Sheridan Road Partners, LLC, as Administrative Agent

By:	/s/ Scott Wollney	By:	/s/ Kurt Lageschulte
	Title: Chief Executive Officer		Title: Member

	~Address for Notices~		~Address for Notices~

Exhibit A

Specified Debt Information

Term Debt

Indebtedness (inclusive of the original principal amount, PIK Interest and accrued and unpaid interest to and including December 31, 2023) in the amount of $9,730,361.54.

Demand Debt

Indebtedness (inclusive of the original principal amount and accrued and unpaid interest to and including December 31, 2023) in the amount of $2,930,780.00.

Exhibit B

Joinder to Pledge and Security Agreement

Exhibit C

Substitute Stock Power and UCC-1 Financing Statement